EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of May 9, 2011

between

EACH OF THE GRANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

i

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.4 — FINANCING STATEMENTS

SCHEDULE 5.5 — LOCATION OF EQUIPMENT AND INVENTORY

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — TRADEMARK SECURITY AGREEMENT

EXHIBIT C — COPYRIGHT SECURITY AGREEMENT

EXHIBIT D — PATENT SECURITY AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT, dated as of May 9, 2011 (this “Agreement”), between AEROFLEX HOLDING CORP., a Delaware corporation (“Holdings”), Aeroflex Incorporated, a Delaware corporation (the “Borrower”) and each of the subsidiaries of Holdings or the Borrower party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and JPMORGAN CHASE BANK, N.A., as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Holdings, certain Subsidiaries of Borrower, as Guarantors, the lenders party thereto from time to time (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and Collateral Agent for the Lenders;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties and one or more Cash Management Agreements with one or more Cash Management Banks;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders, Cash Management Banks and Lender Counterparties as set forth in the Credit Agreement, the Cash Management Agreements and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents, the Cash Management Agreements and the Hedge Agreements as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1.	DEFINITIONS; GRANT OF SECURITY.

1.1           General Definitions.  In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 7.3.

“Agreement” shall have the meaning set forth in the preamble.

 “Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent for purposes of holding proceeds of Collateral.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean:  (1) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (2) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (3) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (4) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, and (5) with respect to any “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the Internal Revenue Code.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” shall mean all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing:  (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(II) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world and (iv) all rights to sue for past, present and future infringements thereof.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Documents” shall mean the Credit Documents (as such term is defined in the Credit Agreement) and the Hedge Agreements.

“Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

“Grantors” shall have the meaning set forth in the preamble.

“Indemnitee” shall mean the Collateral Agent, and its and its Affiliates’ officers, partners, directors, trustees, employees, agents.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.

“Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean:  (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC):  all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Lender” shall have the meaning set forth in the recitals.

 “Material Intellectual Property” shall mean any Intellectual Property included in the Collateral which is material to the business of any Grantor.

 “Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to:  (i) each patent and patent application required to be listed in Schedule 5.2(II) hereto under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof and (vi) all licenses, claims, damages, and proceeds of suit arising therefrom.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to a Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.2(I) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust.

“Pledged LLC Interests” shall mean all interests in any limited liability company (other than any Inactive Subsidiary) and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(I) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership (other than any Inactive Subsidiary) including, without limitation, all partnership interests listed on Schedule 5.2(I) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor (other than shares of capital stock in any Inactive Subsidiary), including, without limitation, all shares of capital stock described on Schedule 5.2(I) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledge Supplement” shall mean an agreement substantially in the form of Exhibit A hereto.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents, Lenders, the Cash Management Banks and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders, Cash Management Banks and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Lender Counterparties or Cash Management Banks and such Obligations have not been paid or satisfied in full (other than contingent indemnification obligations).

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting co-existence (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

“Trademarks” shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to:  (i) the registrations and applications referred to in Schedule 5.2(II) under the heading “Trademarks”(as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing and (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 5.2(II) under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to, the right to sue for past, present and future misappropriation or other violation of any Trade Secret.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2          Definitions; Interpretation.

(a)           In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof):  Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b)           All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.  The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11 hereof.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.  All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2.	GRANT OF SECURITY.

2.1          Grant of Security.  Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property and fixtures of such Grantor, subject to the limitations in Section 2.2, including, but not limited to the following, in each case whether now owned or existing or hereafter acquired, created, invented or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a)           Accounts;

(b)           Chattel Paper;

(c)           Documents;

(d)           General Intangibles;

(e)           Goods (including, without limitation, Inventory and Equipment);

(f)           Instruments;

(g)           Insurance;

(h)           Intellectual Property;

(i)            Investment Related Property (including, without limitation, Deposit Accounts);

(j)            Letter of Credit Rights;

(k)           Money;

(l)            Receivables and Receivable Records;

(m)          Commercial Tort Claims now or hereafter described on Schedule 5.2;

(n)           to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o)           to the extent not otherwise included above, all Proceeds, products, accessions, damages, royalties, rents and profits of or in respect of any of the foregoing.

2.2          Certain Limited Exclusions.  Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided further that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract or agreement; (b) in any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation, (c) any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office, provided that, upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral, (d) equity interests of joint ventures, (e) motor vehicles, (f) any assets and any proceeds thereof that are subject to a Lien permitted by Section 6.2(m) of the Credit Agreement to the extent and for so long as the contract or other agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such assets and proceeds; (g) any property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by Section 6.2(r) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property; and (g) other assets as may be agreed to by the Administrative Agent from time to time in writing.

SECTION 3.	SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1          Security for Obligations.  This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (the “Secured Obligations”).

3.2          Continuing Liability Under Collateral.  Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4.	CERTAIN PERFECTION REQUIREMENTS

4.1          Delivery Requirements.

(a)           With respect to any Certificated Securities included in the Collateral (other than Certificated Securities the issuer of which is an Inactive Subsidiary), each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank.  In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests, including, without limitation, any Pledged Partnership Interests or Pledged LLC Interests, to be similarly delivered to the Collateral Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b)           With respect to any Instruments or Tangible Chattel Paper included in the Collateral, each Grantor shall deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper to the Collateral Agent duly indorsed in blank; provided, however, that such delivery requirement shall not apply to any Instruments or Tangible Chattel Paper having a face amount of less than $250,000 individually or $1,000,000 in the aggregate.

4.2          Control Requirements.

(a)           With respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any (i) zero balance accounts, (ii) Deposit Accounts that are used specifically and exclusively to fund payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s employees or (iii) Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts with a value of less than, or having funds or other assets credited thereto with a value (which in the case of any Deposit Account or Securities Account shall be based on the average daily closing value of amounts on deposit therein in any consecutive 30-day period) of less than, $5,000,000 individually or $10,000,000 in the aggregate.  Except for Securities Accounts for which the Collateral Agent is the depository, with respect to any Securities Accounts or Securities Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into a control agreement in form and substance reasonably satisfactory to the Collateral Agent pursuant to which the Securities Intermediary shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor.  Except for Deposit Accounts for which the Collateral Agent is the depository, with respect to any Deposit Account, each Grantor shall cause the depositary institution maintaining such account to enter into an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which the Bank shall agree to comply with the Collateral Agent’s instructions with respect to disposition of funds in the Deposit Account without further consent by such Grantor.  Except for Commodity Accounts for which the Collateral Agent is the depository, with respect to any Commodity Accounts or Commodity Contracts each Grantor shall cause Control in favor of the Collateral Agent in a manner reasonably acceptable to the Collateral Agent.  Notwithstanding anything to the contrary in this subsection (a), Collateral Agent shall only issue Entitlement Orders or instructions with respect to disposition of funds in Deposit Accounts or exercise Control over any Commodity Account, in each case without the consent of the applicable Grantor, upon the occurrence and during the continuance of an Event of Default, provided that upon receipt of a notice of the issuance of such Entitlement Orders or instructions from the Collateral Agent the Grantors shall cease providing any Entitlement Orders or instructions to the applicable Securities Intermediary or Bank.

(b)           With respect to any Uncertificated Security included in the Collateral and issued by an issuer formed under the laws of the United States or any political subdivision thereof (other than any Uncertificated Securities credited to a Securities Account) if requested by the Collateral Agent, each Grantor shall cause the issuer of such Uncertificated Security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor; provided, however, that Collateral Agent shall only issue instructions with respect to such Uncertificated Security without the consent of such Grantor upon the occurrence and during the continuance of an Event of Default.

(c)           With respect to any Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, Grantor shall ensure that the Collateral Agent has Control thereof; provided, however, that such Control requirement shall not apply to any Electronic Chattel Paper or transferable record having a face amount of less than $1,000,000 individually or $5,000,000 in the aggregate.

4.3          Intellectual Property Recording Requirements.

(a)           In the case of any Collateral consisting of U.S. Patents owned by any Grantor, Grantor shall within 30 days of acquisition thereof or application therefor execute and deliver to the Collateral Agent a Patent Security Agreement in substantially the form of Exhibit D hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(b)           In the case of any Collateral consisting of Trademarks owned by any Grantor and registered in the U.S. (or, unless constituting an Excluded Asset, for which an application for registration in the U.S. is pending), Grantor shall within 30 days of acquisition thereof or application therefor execute and deliver to the Collateral Agent a Trademark Security Agreement in substantially the form of Exhibit B hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(c)           In the case of any Collateral consisting of registered U.S. Copyrights owned by any Grantor, Grantor shall within 30 days of acquisition thereof or application therefor execute and deliver to the Collateral Agent a Copyright Security Agreement in substantially the form of Exhibit C hereto (or a supplement thereto) covering all such Copyrights in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent.

(d)           At the written request of the Collateral Agent, the applicable Grantor shall execute and deliver to the Collateral Agent one or more Security Agreements substantially consistent with the applicable forms referred to in this Section 4.3 (or a supplement thereto) covering an Intellectual Property License for which such Grantor is the Licensee of any Material Intellectual Property with respect to the security interest of the Collateral Agent, provided that no such Security Agreement referred to in this Section 4.3(d) shall be filed unless any consent required from the applicable licensor has been obtained by such Grantor.  Each Grantor shall use its commercially reasonable efforts to obtain such consent at the request of the Collateral Agent.

4.4          Other Actions.

(a)           If any issuer of any Pledged Equity Interest is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent; provided, however, that the Collateral Agent may waive such requirement in its reasonable discretion if the completion thereof would be unduly burdensome or costly in relation to the value of such Pledged Equity Interest.

(b)           With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral with respect to which the Issuers are Subsidiaries of Holdings, if the Grantors own less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, if requested by the Collateral Agent , the Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to the security interest of the Collateral Agent hereunder and following an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent of its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto (it being understood that if the organizational or constituent documents in respect of Pledged Partnership Interests and Pledged LLC Interests prohibit the pledge of a Grantor’s equity interests and the other partners or members, as the case may be, are unwilling to amend the organizational or constituent documents in respect of Pledged Partnership Interests and Pledged LLC Interests, the Grantors shall have no further obligation to obtain or seek consent from the other partners or members).  Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property constituting Collateral to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.5        Timing and Notice.  Except as otherwise provided in Section 5.15 of the Credit Agreement, with respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of Section 4 on the date hereof and with respect to any Collateral hereafter owned or acquired Grantor shall comply with such requirements within 45 days of Grantor acquiring rights therein.  Each Grantor shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Section 4 hereof.

SECTION 5.	REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

5.1          Grantor Information & Status.

(a)           Schedule 5.1(A) & (B) (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings:  (1) the full legal name of such Grantor, (2) all trade names or other names under which such Grantor currently conducts business, (3) the type of organization of such Grantor, (4) the jurisdiction of organization of such Grantor, (5) its organizational identification number, if any, and (6) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.

(b)           except as provided on Schedule 5.1(C) (as such schedule may be amended or supplemented from time to time), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years;

(c)           other than in connection with Permitted Liens, it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 5.1(D) hereof (as such schedule may be amended or supplemented from time to time);

(d)           such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A) (in each case, as such schedule may be amended or supplemented from time to time) and remains duly existing as such.  Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction; and

(e)           no Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

5.2         Collateral Identification, Special Collateral.

(a)           Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s:  (1) Pledged Equity Interests, (2) Pledged Debt, (3) Securities Accounts, Deposit Accounts and Commodity Accounts and Commodity Contracts other than such accounts or contracts not required to be subject to Control of the Collateral Agent, (4) all United States and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor, (5) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses with respect to Material Intellectual Property and (6) Commercial Tort Claims other than any Commercial Tort Claims having a value of less than $1,000,000 individually and $10,000,000 in the aggregate. Each Grantor shall supplement such schedules as necessary to ensure that such schedules are accurate on each Credit Date; and

(b)           all information supplied in writing by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;

5.3         Ownership of Collateral and Absence of Other Liens.

(a)           it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Credit Agreement), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Liens; and

(b)           other than any financing statements filed in favor of the Collateral Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens.  Other than in connection with Liens in favor of the Collateral Agent and Permitted Liens, no Person is in Control of any Collateral.

5.4          Status of Security Interest.

(a)           upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.4 hereof (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute a valid, perfected, first priority Lien subject in the case of priority only, to any Permitted Liens with respect to Collateral.  Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b)           to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests granted to the Collateral Agent hereunder shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Liens);

(c)           no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (or any other Person other than those which have been obtained) is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clause (a) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities; and

(d)           each Grantor is in compliance with its obligations under Section 4 hereof.

5.5          Goods & Receivables. each Receivable (i) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, (iii) is not subject to any credits, rights of recoupment, setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (iv) is in compliance with all applicable laws, whether federal, state, local or foreign;

5.6          Pledged Equity Interests, Investment Related Property.

(a)           it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and, except as permitted by the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests; and

(b)           no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests (unless constituting an Excluded Asset) or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained and as otherwise provided in Section 4.4(b) or Section 5.4(c) hereof.

5.7          Intellectual Property.

(a)           it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property owned by any Grantor that is listed on Schedule 5.2 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all Material Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and material licenses, except for Permitted Liens and the material licenses set forth on Schedule 5.2 (as each may be amended or supplemented from time to time);

(b)           all Material Intellectual Property is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and for all Copyrights, Patents, and Trademarks that each Grantor owns and, in its reasonable business judgment, has decided to maintain in subsistence, each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks in full force and effect;

(c)           except as would not have a Material Adverse Effect, no claim or demand has been made challenging the validity or scope of such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened in writing;

(d)           none of the Trademarks, Patents, Copyrights or Trade Secrets has been licensed by any Grantor to any Affiliate or third party, except as permitted by the Credit Agreement;

(e)           each Grantor has not made a previous assignment, sale, transfer, license or agreement constituting a present or future assignment, sale, transfer, license or agreement of any Intellectual Property that has not been terminated or released, except as permitted by the Credit Agreement;

(f)           except as would not, or would not reasonably be expected to, have a Material Adverse Effect, each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights;

(g)           except as would not, or would not reasonably be expected to, have a Material Adverse Effect, each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken actions reasonably necessary to insure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality;

(h)           except as would not, or would not reasonably be expected to, have a Material Adverse Effect: (i) to such Grantor's knowledge, the conduct of such Grantor’s business does not infringe upon or misappropriate or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right of any other Person; and (ii) no claim has been made in writing that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) infringes upon, misappropriates or otherwise violates the asserted rights of any other Person, and no demand that Grantor enter into a license or co-existence agreement has been made but not resolved;

(i)            except as would not, or would not reasonably be expected to, have a Material Adverse Effect, to such Grantor’s knowledge, no other Person is infringing upon, misappropriating or otherwise violating any rights in any Intellectual Property owned, licensed or used by such Grantor; and

(j)            no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by Grantor or bind Grantor in a manner that materially adversely affect Grantor’s rights to own, license or use any Material Intellectual Property.

SECTION 6.	COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1         Grantor Information & Status.

(a)           Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, it shall not change such Grantor’s name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business (or principal residence if such Grantor is a natural person), chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) promptly (and in any event within 30 days of such change) following the Collateral Agent's reasonable request therefore, taken all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Annex A attached hereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

6.2         Collateral Identification; Special Collateral. in the event that it hereafter acquires or has any Commercial Tort Claim in excess of $1,000,000 individually or $10,000,000 in the aggregate it shall deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.

6.3         Ownership of Collateral and Absence of Other Liens.

(a)           except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;

(b)           upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of any Grantor or the Collateral Agent to dispose of the Collateral or any material portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof; and

(c)           it shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.

6.4         Status of Security Interest.

(a)           Subject to the limitations set forth in subsection (b) of this Section 6.4 and except as otherwise permitted by the Credit Agreement, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject to Permitted Liens).

(b)           Notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control, (ii) federal or foreign filings with respect to Intellectual Property or foreign pledged stock other than in connection with foreign law pledge agreement over the equity interest of Foreign Subsidiaries owned directly by any Grantor that are “significant subsidiaries” as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act or (iii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.

6.5         Goods & Receivables.

(a)           it shall not deliver any Document evidencing any Equipment and Inventory to any Person other than the issuer of such Document (or to a shipper or freight forwarder acting on such Grantor’s behalf) to claim the Goods evidenced therefor or the Collateral Agent;

(b)           it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other material dealings therewith;

(c)           other than in the ordinary course of business consistent with its customary practices at the time, following and during the continuation of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(d)           the Collateral Agent shall have the right at any time following the occurrence and during the continuance of a Default, to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may:  (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(e)           upon the request of Collateral Agent, each Grantor shall take all necessary actions to cause any Receivable for which the Account Debtor is the government of the United States, any agency or instrumentality thereof, or any state or municipality thereof, to become subjected to a perfected Lien thereon in favor of the Collateral Agent, including, but not limited to, the delivery of executed assignment of claim documentation in form and substance satisfactory to Collateral Agent.

6.6          Pledged Equity Interests, Investment Related Property.

(a)           except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property, upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest or Investment Related Property, then (i) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall promptly take all necessary steps, if any, specified in writing by the Collateral Agent to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all cash dividends and distributions permitted by the Credit Agreement;

(b)          Voting.

(i)           So long as no Event of Default shall have occurred and be continuing:

(1)           except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect on the value of the Investment Related Property or any part thereof; and provided further, such Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; it being understood, however, that neither the voting by such Grantor of any Pledged Stock for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 6.6(b)(i)(1) and no notice of any such voting or consent need be given to the Collateral Agent; and

(ii)          Upon the occurrence and during the continuation of an Event of Default:

(1)           and upon notice from the Collateral Agent to a Grantor, all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)           in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder:  (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1.

(c)           except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, which shall not be unreasonably withheld or delayed, it shall not vote to enable or take any other action to:  (i) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially and adversely changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of the Collateral Agent’s security interest, (ii) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, except to such Grantor or to another Grantor who has caused such property to become subjected to a perfected Lien thereon in favor of the Collateral Agent, and except as otherwise permitted under the Credit Agreement, (iii) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest which is a Subsidiary of Holdings to dispose of all or a material portion of their assets, (iv) waive any material default under or breach of any terms of any organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt if the waiver of such default or breach could reasonably be expected to adversely affect the validity, perfection or priority of the Collateral Agent’s security interest or its rights in such Pledged Equity Interest or Pledged Debt, or (v) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (v), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary to establish the Collateral Agent’s “control” thereof, whereupon no violation of this covenant shall be deemed to have occurred; and

(d)           except as expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, which shall not be unreasonably withheld or delayed, it shall not permit any issuer of any Pledged Equity Interest that is a Subsidiary of Holdings to merge or consolidate unless (i) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, (ii) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting Grantors upon any such merger or consolidation involves an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2 and (iii) Grantor promptly complies with the delivery and control requirements of Section 4 hereof.

6.7          Intellectual Property.

(a)           it shall not do any act or omit to do any act whereby any of the Material Intellectual Property could reasonably be expected to lapse, or become abandoned, dedicated to the public, or unenforceable (unless Grantor determines, in its reasonable business judgment, that any such Intellectual Property is no longer useful or of material economic value), or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;

(b)           it shall not, except with respect to any Trademarks which are not material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take commercially reasonable measures to insure that licensees of such Trademarks use such consistent standards of quality;

(c)           it shall, within thirty (30) days of the creation or acquisition or exclusive license of any Copyrightable work which is material to the business of Grantor or otherwise of material value, apply to register the Copyright and, in the case of an exclusive Copyright License, record such license, in the United States Copyright Office; provided, however, that such Grantor shall provide the Collateral Agent with not less than ten (10) days notice prior to making any such filing;

(d)           it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of Intellectual Property owned by a Grantor that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, (c) subject to any materially adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court or (d) be the subject of any reversion or termination rights;

(e)           it shall take all commercially reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 5.2 (II) (as each may be amended or supplemented from time to time); provided, however, that Grantor will not be required to perform any such acts with respect to any Intellectual Property deemed by the Grantor, in its reasonable business judgment to be no longer useful or of any material economic value;

(f)           it shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;

(g)          in the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party and Grantor becomes aware of such infringement or misappropriation, such Grantor shall promptly take all commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property;

(h)          it shall take all steps commercially reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents;

(i)           it shall use proper statutory notice in connection with its use of any of the Intellectual Property except to the extent the failure to use such notice could not reasonably be expected to have a Material Adverse Effect; and

(j)           it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof and connection with such collections, each Grantor may take such action as such Grantor or the Collateral Agent may deem reasonably necessary to enforce collection of such amounts unless Grantor has, in its reasonable business judgment, decided not to pursue such collections.  Notwithstanding the foregoing, the Collateral Agent shall have the right at any time when an Event of Default has occurred and is continuing, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

SECTION 7.	ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1          Access; Right of Inspection.  Subject to any limitations set forth in the Credit Agreement, (a) the Collateral Agent shall at all times have full and free access during normal business hours and upon reasonable prior notice to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto and (b) Collateral Agent and its representatives shall at all times also have the right to enter any premises of each Grantor during normal business hours and upon reasonable prior notice and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.

7.2          Further Assurances.

(a)           Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

 (i)       except as provided in Section 6.4(b), file such financing or continuation statements, or amendments thereto, record security interests in intellectual property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby, subject to the limitations contained herein and in the Credit Agreement;

 (ii)       except as provided in Section 6.4(b), take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office and the various Secretaries of State;

 (iii)       upon the occurrence and during the continuance of an Event of Default, will assemble at any reasonable time, upon not less than ten (10) Business Days’ prior written notice and upon request by the Collateral Agent, the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;

 (iv)       at the Collateral Agent’s request, appear in and defend any action or proceeding that may materially and adversely affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

 (v)       furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.

(b)           Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary to perfect or otherwise protect the security interest granted to the Collateral Agent herein.  Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired,” “all personal property, whether now owned or hereafter acquired” or words of similar effect.  Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c)           Each Grantor may from time to time deliver to the Collateral Agent amendments or supplements to any Schedule to this Agreement to reflect changes resulting from actions or events not prohibited by the Credit Agreement or this Agreement, and after such amendment or supplement is delivered to the Collateral Agent, any reference to such Schedule in Section 5 hereof or in any other provision of this Agreement shall be deemed to refer to such Schedule as so amended or supplemented.  In addition, each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

7.3          Additional Grantors.  From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement.  Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1          Power of Attorney.  Upon the occurrence and continuation of a Default, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including, without limitation, the following:

(a)           upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b)           upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)           upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d)           upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e)           to prepare and file any UCC financing statements against such Grantor as debtor;

(f)           to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g)           to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, and which the applicable Grantor has not paid or discharged when required hereunder or under the Credit Agreement, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h)           upon the occurrence and continuation of a Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2          No Duty on the Part of Collateral Agent or Secured Parties.  The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.  The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9.	REMEDIES.

9.1          Generally.

(a)           If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

 (i)       require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

 (ii)      enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

 (iii)     prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

 (iv)     without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b)           The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that it would not be commercially unreasonable per se for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets.  Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.  Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c)           The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral.  The Collateral Agent may specifically disclaim or modify any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)           The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2          Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority:  first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent and not as a Lender) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

9.3          Sales on Credit.  If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4          Investment Related Property.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5          Grant of Intellectual Property License.  For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive, royalty free license to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.  For the avoidance of doubt, any such license does not in any way transfer to Collateral Agent any ownership of, or any other rights in or to, such Intellectual Property.

9.6          Intellectual Property.

(a)           Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

 (i)       the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents reasonably required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section;

 (ii)      upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

 (iii)     each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

 (iv)     within five (5) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

 (v)      the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

 (1)           all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

 (2)           Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b)           If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7          Cash Proceeds; Deposit Accounts.

(a)           If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account.  Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

(b)           If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

SECTION 10.	COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section.  The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

SECTION 11.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than contingent indemnification obligations), the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the issuer(s) of such Letters of Credit, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns.  Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise.  Upon the payment in full of all Secured Obligations (other than contingent indemnification obligations), the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit or cash collateralization of all outstanding Letters of Credit satisfactory to the issuer(s) of such Letters of Credit, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors.  Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination.  Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person.  The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.  Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 13.	MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement.  No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.  This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns.  No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.  This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof.  Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.  This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GRANTORS:

AEROFLEX HOLDING CORP.

By:		/s/ John Adamovich
	Name:	John Adamovich
	Title:	Senior Vice President, Chief
Financial Officer and Secretary

AEROFLEX INCORPORATED

By:		/s/ John Adamovich
	Name:	John Adamovich
	Title:	Senior Vice President, Chief
Financial Officer and Secretary

AEROFLEX / INMET, INC.

By:		/s/ John Adamovich
	Name:	John Adamovich
	Title:	Vice President

AEROFLEX PLAINVIEW, INC.,
AEROFLEX COLORADO SPRINGS, INC.,
AEROFLEX SYSTEMS GROUP INC.,
AEROFLEX WICHITA, INC.,
IFR SYSTEMS, INC.,
IFR FINANCE, INC.,
AEROFLEX MICROELECTRONIC SOLUTIONS,
INC.,
AEROFLEX CONTROL COMPONENTS, INC.,
AEROFLEX / METELICS, INC.,
AEROFLEX / WEINSCHEL, INC.,
MICROMETRICS, INC.,
AEROFLEX BLOOMINGDALE, INC.,
MCE ASIA, INC.,
AIF CORP.,
AEROFLEX RAD, INC.,
AEROFLEX ACQUISITION ONE, INC.,
AEROFLEX ACQUISITION TWO, INC.,
AEROFLEX ACQUISITION THREE, INC.,

By:	/s/ John Adamovich
Name:	John Adamovich
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:		/s/ Anthony Galea
	Name:	Anthony Galea
	Title:	Vice-President